SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 23, 2008

Driftwood Ventures, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-124829	71-1033391
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2121 Avenue of the Stars
Suite 2550
Los Angeles, California 90067

(Address of principal executive
offices including zip code)

(310) 601-2500

(Registrant’s telephone number,
including area code)

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On June 23, 2008, Driftwood Ventures, Inc. (the "Company"), pursuant to its 2007 Employee, Director and Consultant Stock Plan (“Stock Plan”), issued an aggregate of 900,000 restricted shares (the “Shares”) of its common stock, $0.001 par value (“Common Stock”), at a purchase price of $0.001 per share to certain employees, directors and consultants. The Shares were issued pursuant to the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective June 23, 2008, the Board of Directors (the “Board”) of the Company increased the size of its Board to four members and appointed John Bendheim as a director of the Company.

In consideration for agreeing to serve as a director of the Company, the Board issued to Mr. Bendheim 250,000 shares of its common stock pursuant to the Stock Plan. The shares are subject to a right of forfeiture back to the Company in the event that Mr. Bendheim terminates his directorship with the Company before June 23, 2011. In addition, the right of forfeiture will lapse in its entirety upon a change of control of the Company.

There are no arrangements or understandings between Mr. Bendheim and any other person pursuant to which he was appointed as a director of the Company. Mr. Bendheim is not currently expected to be named to any committees of the Company’s Board. There are no transactions to which the Company is a party and in which Mr. Bendheim has a material interest that are required to be disclosed under Item 404(a), as modified by Item 404(d)(1) of Regulation S-K. Mr. Bendheim has not previously held any positions in the Company, and does not have family relations with any directors or executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Driftwood Ventures, Inc.
(Registrant)

Dated:	June 23, 2008	/s/ Charles Bentz
Charles Bentz
Chief Financial Officer